Exhibit 10.2

NON-SOLICIT/NON HIRE AGREEMENT

AND FULL RELEASE OF CLAIMS

This Non-Solicit/Non-Hire Agreement and Full Release of Claims (the "Agreement") is by and between Sunoco LP and its and their subsidiaries and affiliates (“Sunoco” or “Employer”) and Clare P. McGrory ("Employee").

WHEREAS, Employee, on September 18, 2015, informed Sunoco that she was resigning from her current position as Executive Vice President, Chief Financial Officer and Treasurer of Sunoco’s general partner to pursue a different career opportunity;

WHEREAS, in connection with her departure Sunoco has requested that the Employee agree to a release of claims and certain restrictive covenants in exchange for the consideration described herein;

WHEREAS, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, Employer has agreed to make payments under this Agreement to which Employee is not otherwise entitled under any policy, practice, agreement or other understanding.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Separation from Employment. Employee’s employment with Employer will terminate effective October 30, 2015 (the "Termination Date").
2.	Consideration.
(a)	As consideration for Employee’s promises made in this Agreement, including Employee’s full release of claims in Section 4 of this Agreement, Employer agrees to the following:
(i)

Employer agrees to pay Employee a release payment (“Release Payment”) in a lump sum total gross amount equal to Ten Thousand ($10,000.00) Dollars; less all required government payroll deductions and withholdings.  The Release Payment shall be made within ten (10) business days after the Effective Date (as that term is defined in Section 4 below). Employee shall be entitled to receive the Release Payment after the Employee, in a timely manner without revocation, executes this Agreement and the Supplemental Release and not before.

(b)	As consideration for Employee’s agreement to be bound by the restrictive covenants found in Section 7 of this Agreement, Employer agrees to the following:
(i)

Employer agrees to pay Employee a payment in a total gross amount equal to One Hundred Fifty-Six Thousand Six Hundred and Eighteen Dollars and Thirty-Six Cents ($156,618.36), less all required government payroll deductions and withholdings (the “Restrictive Covenant Payment”).  The Restrictive Covenant Payment shall be made within ten (10) business days after the Effective Date as defined herein.  Employee specifically acknowledges and agrees that if the restrictive covenants found in Section 7 are determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and Employer, then Employer’s promises in this Section 2(b)(i) shall fail for lack of consideration and immediately be null and void, and any payments already paid hereunder shall be returned or reimbursed by Employee to Employer.

The consideration given to Employee hereunder is expressly and completely conditioned upon Employee's full compliance with the terms and conditions set forth in this Agreement. Employer hereby expressly reserves any and all rights and remedies available at law or in equity in the event of a breach or threatened breach of this Agreement by the Employee.

3.

No Additional Benefits. Employee agrees that this Agreement resolves any and all outstanding issues arising from Employee’s employment. Employee further acknowledges and agrees that Employee shall receive no other compensation or benefits from Employer other than those set forth above, including under the Energy Transfer Partners GP, L.P. Severance Plan (the “ETP Severance Plan”), the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long Term Incentive Plan (“ETP Unit Plan”), the Sunoco 2012 Long Term Incentive Plan (“Sunoco Unit Plan”) and/or the Energy Transfer Partners. L.L.C. Annual Bonus Plan (the “Bonus Plan”).

However, Employee shall retain her rights to be paid her base salary and accrued vacation through the Termination Date, to be reimbursed for business expenses incurred through the Termination Date (with such business expenses to be reimbursed in accordance with the Employer’s standard business reimbursement policy), to vested units under the ETP Unit Plan, and vested interest and vested rights that Employee may otherwise have under any employee benefit plan sponsored by Employer (including any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended), subject to the terms and conditions of such plan. The Employee further understands, acknowledges and specifically agrees that any and all unvested awards/restricted units to the Employee outstanding under the ETP Unit Plan and the Sunoco Unit Plan shall be terminated and cancelled as of the Termination Date.

4.

Release of Claims.  Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments and considerations set forth in Section 2 above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of herself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES Employer and Employer’s parent entities, specifically including Energy Transfer Equity, L.P., Energy Transfer Partners, L.P., Sunoco, Inc. and its and their respective past and present subsidiaries, affiliates, partners, directors, officers, owners, shareholders, employees, benefit plans, benefit plan fiduciaries, predecessors, joint employers, successor employers and agents, and each of them (collectively "Released Parties"), of and from any and all debts, obligations, claims, counterclaims, demands, judgments and/or causes of action of any kind whatsoever, including under the ETP Severance Plan, the ETP Unit Plan, the Sunoco Unit Plan and/or , the Bonus Plan (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee's signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys' fees, expenses, reimbursements, costs of any kind or reinstatement.  This release includes, but is not limited to, any and all rights or claims, demands and/or causes of action arising out of Employee’s employment or termination from employment with Employer, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with Employer or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Employer to the date and time of execution of this Agreement. Notwithstanding the preceding, nothing in this Agreement is intended to waive or otherwise release Employee’s right to: (i) coverage under the Employer’s director and officer insurance policies, if any; (ii) defense and indemnification under the Employer’s organizational documents and/or internal policies or, for events related to her period of employment with the Employer, as may be applicable; (iii) any claims arising from breach of this Agreement by the Employer (including but not limited to claims for compensation and benefits described in Section 3 above), and (iv) any claims that cannot be waived by law.

Employee has a period of forty-five (45) days in which to consider this Agreement and Exhibit A.  Employee may choose to sign this Agreement prior to the expiration of the forty-five (45) day period, but is not required to do so.  Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement.  The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the "Effective Date").  To revoke this Agreement, Employee must provide written notice of revocation to Employer at Attention: Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester, Suite 600, Dallas, Texas or by email to chris.curia@energytransfer.com, prior to the expiration of the seven (7) day revocation period.  No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period.  Employer hereby advises Employee to consult with an attorney concerning this Agreement prior to signing the Agreement.  Please note, as described in Section 5 below, that the Supplemental Release may not be executed prior to the Termination Date.

5.

Supplemental Release.  Employee may execute (sign) the Supplemental Release attached hereto as Exhibit A at any time between the Termination Date and the expiration of forty-five (45) days following the Termination Date.  If Employee signs the Supplemental Release prior to the Termination Date or after the forty-sixth day following the Termination Date, the Agreement and Supplemental Release shall be, in all respects, ineffective and unenforceable.

6.

Confidential and Proprietary Information.  Employee acknowledges, agrees and stipulates that during her employment Employee had access to confidential and proprietary information relating to the business and affairs of Employer and its parent, subsidiary, and affiliated entities including, by way of example, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information; (ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about pending or threatened legal or regulatory proceedings; (iv) unit holder data, information about employees and the terms and conditions of their employment; (v) computer techniques, programs and software; (vi) trade secrets, technical information, patents, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, and engineering information; (vii) information about potential acquisitions or divestitures; and (viii) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include any information that now is or hereafter becomes available to the general public other than as the result of a disclosure by Employee in breach hereof.  Employee agrees that Employee shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity.  Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause Employer irreparable harm and injury for which no adequate remedy at law exists.  Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Employee, Employer shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity.  Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which Employer may pursue.  The foregoing restrictions in this Section 5 shall not apply to Employee’s utilization of internal Employer reporting procedures, or with respect to Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law, or any other communication required by law or an applicable securities exchange.

7.	Non-Solicit/Non-Hire.
(a)

For the period beginning on the Termination Date and continuing until March 31, 2017, Employee acknowledges and agrees that she shall not for any reason, either directly or indirectly (without the prior written consent of the Employer) acting alone or in conjunction with others (i) solicit, induce, attempt to influence, any employee of the Employer, its subsidiaries or its affiliates to terminate employment with Employer or any of its subsidiaries and affiliates at an exempt/professional level (i.e. Analyst/Specialist) or above, or to accept employment with any entity (including affiliates or subsidiaries) of the Employee’s employer; or (ii) participate in any hiring, employment or retaining in any capacity, at a business in which Employee becomes a director, officer or employee of or consultant to, (a) of any active employee of Employer, its subsidiaries or its affiliates (expressly including Sunoco, Inc.); or (b) of any employee who was actively employed by Employer, its subsidiaries or affiliates (expressly including Sunoco, Inc.) within the previous six (6) months. Employer acknowledges that the non-solicit restrictions of this Section 7 shall not be violated by general advertising not targeted at employees of the Employer, its subsidiaries or affiliates, but such general advertising shall not, once a candidate/employee covered by this Section is identified, relieve Employee of her obligations under this Section 7(a).

Employee agrees that prior to or upon commencement of any relationship (including as a director, officer, employee, partner, consultant, agent or advisor) with a new entity to promptly advise such entity in writing of the existence of the requirements of this Section 7 and Employee’s inability to solicit or hire any employee of the Employer, its subsidiaries or its affiliates.  Employer acknowledges that any disclosure of the provisions of this Section 7 by the Employee in accordance herewith shall be an approved disclosure and not in violation of Section 9 hereof.

(b)

Employee specifically recognizes and affirms that the provisions of Section 7 are material and essential terms of this Agreement. Employee further acknowledges and agrees that if the non-solicit provision found in Section 7 is determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and Employer, then Employer shall be entitled to be repaid all of the Restrictive Covenant Payment

(c)

Employee acknowledges and agrees that the Employer will suffer irreparable harm if Employee breaches any of the obligations under this Section 7, and that monetary damages would be impossible to quantify and inadequate to compensate the Employer for such a breach.  Accordingly, Employee agrees that in the event of a breach, or a threatened breach, by Employee of any of the provisions of this Section 7, the Employer shall be entitled to seek, in addition to any other rights, remedies or damages available to the Employer at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any other Persons directly or indirectly acting for, or on behalf of, or in concert with, Employee, and that the Employer shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.

(d)

Employee hereby agrees that all restrictions contained in this Section 7 are reasonable, valid and necessary to protect the Employer’s Confidential Information, goodwill and proprietary business interests.  Employee further agrees never to file any lawsuit or claim challenging or otherwise seeking to modify or restrict the non-solicitation provision set forth in Section 7 of this Agreement.  Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.  If any covenant or provision of this Section 7 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.  The provisions of this Section 7 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

8.

Employer's Property.  Employee represents that on or promptly following the Date of Termination Employee will return to Employer all written and electronic records, communications, reports, and other materials and data (whether or not they contain Confidential Information), including any copies or reproductions thereof, and all other property or tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to Employer and are in Employee's possession or under Employee's control.  After returning all such property to the Company, Employee shall delete or destroy all electronic copies located on her personal computer, iPad or other handheld device.

9.

Confidentiality of Agreement.  Employee agrees not to discuss, disclose or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except to Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by law.  Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss or otherwise communicate with, among other persons, any of Employer’s current or former employees regarding the terms, including the payments or other consideration, included in this Agreement.  The foregoing restrictions in this Section 9 shall not apply to Employee’s utilization of internal Employer reporting procedures, or with respect to Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law.

10.

Negative Statements By the Parties.  Employee and Employer shall refrain from publishing any oral or written statements about one another, or any of the Employer’s parents, subsidiaries or affiliates, or any of such entities’ officers, employees, shareholders, investors, directors, agents or representatives that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing.  The foregoing restrictions in this Section 10 shall not apply to Employee’s utilization of internal Employer reporting procedures, or with respect to Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law.  A violation or threatened violation of this Section 10 may be enjoined by the courts.  The rights afforded the Parties, if any, under this provision are in addition to any and all rights and remedies otherwise afforded by law.

11.

Cooperation.  For a period of twelve (12) months following the Termination Date, subject to any reasonable limitations on Employee’s availability imposed by a future employer, Employee agrees to provide reasonable cooperation to Employer as reasonably requested by responding to questions, attending meetings, depositions, governmental proceedings and court hearings, and by cooperating with Employer and its accountants and legal counsel with respect to any investigations, claims or litigation or business, accounting, audit, legal or regulatory issues of which Employee has knowledge.  Employer agrees to reimburse Employee for reasonable out-of-pocket expenses actually incurred for travel, meals and lodging, in accordance with Employer's then existing policies, for providing cooperation specifically requested by Employer.
12.	Non-Admission. This Agreement, and the payment of money and other consideration provided by Employer under this Agreement, is not an admission or indication of any wrongdoing by Employer or Employee.
13.

Entire Agreement.  Employee agrees that this Agreement and Exhibit A hereto constitute the complete agreement between the parties and that no other representations have been made by Employer and that the terms hereof may not be modified except by a written instrument signed by Employer and Employee.

14.	Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.
15.	Interpretation Under State Law. This Agreement shall be construed in accordance with, and its performance governed by, the laws of the State of Texas, without regard to its conflict of law principles.
16.	Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.
17.	Knowing and Voluntary: By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee's own free will.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth below.

SUNOCO, LP

By:	Sunoco GP, LLC, its general partner

/s/Christopher Curia
Christopher Curia, EVP & CHRO

Dated:	9/21/15

EMPLOYEE

/s/Clare P. McGrory
Clare P. McGrory

Dated:	9/21/15

Please return executed originals of this Agreement by regular mail to Attention: Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester, Suite 600, Dallas, Texas or by email to chris.curia@energytransfer.com

EXHIBIT “A”

SUPPLEMENTAL RELEASE

Reference is made to that certain Non-Solicit/Non-Hire Agreement and Full Release of Claims (the "Agreement") between Sunoco LP and its and their subsidiaries and affiliates (“Sunoco” or “Employer”) and Clare P. McGrory ("Employee") dated as of September 21, 2015 (the “Agreement”). This Supplemental Release (the “Supplemental Release”) is Exhibit A to the Agreement.  All capitalized terms used in this Supplemental Release and not defined herein shall have the meanings set forth for each such term in the Agreement.  By signing this Supplemental Release, Employee reaffirms and acknowledges the terms and conditions of the Agreement.

Employee hereby acknowledges and agrees that Employee voluntarily decided to resign from employment effective October 30, 2015, the Termination Date.  Employee further agrees that the Agreement provides for a Release Payment and a Restrictive Covenant Payment.   Employee shall receive the Release Payment, less required governmental payroll deductions, in exchange for executing the Agreement and this Supplemental Release, and shall not receive separate payments for executing the Agreement and Supplemental Release.

Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in the Agreement and this Supplemental Release, specifically including the payment set forth in Section 2 of the Agreement, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of  herself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES Employer and Employer’s parent entities, specifically including Energy Transfer Equity, L.P., Energy Transfer Partners, L.P., Sunoco, Inc. and its and their respective past and present subsidiaries, affiliates, partners, directors, officers, owners, shareholders, employees, benefit plans, benefit plan fiduciaries, predecessors, joint employers, successor employers and agents, and each of them (collectively "Released Parties"), of and from any and all debts, obligations, claims, counterclaims, demands, judgments, and/or causes of action of any kind whatsoever (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), that are based on facts occurring at any time before, or at the time of, Employee's signing of this Supplemental Release, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys' fees, expenses, reimbursements, costs of any kind or reinstatement. This release includes, but is not limited to, any and all rights, claims, demands, and/or causes of action arising out of Employee’s employment or termination from employment with Employer, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with Employer or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Employer to the date and time of Employee’s execution of this Supplemental Release.    Notwithstanding the preceding, nothing in this Supplemental Release is intended to waive or otherwise release Employee’s right to: (i) coverage under the Employer’s director and officer insurance policies, if any; (ii) defense and indemnification under the Employer’s organizational documents and/or internal policies or, for events related to her period of employment with the Employer, as may be applicable; (iii) any claims arising from breach of the Agreement by the Employer (including but not limited to claims for compensation and benefits described in Section 3 of the Agreement), and (iv) any claims that cannot be waived by law.

Employee has the right to consider this Supplemental Release for a period of forty-five (45) days following Employee’s Termination Date.  Employee may choose to sign this Supplemental Release prior to the expiration of the forty-five (45) day period, but is not required to do so.  Employee may not execute this Supplemental Release before the Termination Date or after the forty-sixth day following the Termination Date has expired.  If Employee executes this Supplemental Release before the Termination Date or after the forty-sixth day following the Termination Date has expired, this Supplemental Release and the Agreement shall not be effective or enforceable.

Once Employee signs the Supplemental Release, Employee shall have a period of seven (7) days following the date Employee signs the Supplemental Release to revoke the Supplemental Release.  To revoke this Supplemental Release, Employee must notify Employer by providing written notice to Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester, Suite 600, Dallas, Texas, or by email to chris.curia@energytransfer.com, prior to the expiration of the seven (7) day revocation period.

Employer hereby advises Employee to consult with an attorney concerning this Supplemental Release prior to signing the Supplemental Release.

Neither the Agreement nor this Supplemental Release shall become effective or enforceable until all of the following events have occurred: (i) the seven-day period provided for in Section 4 of the Agreement has expired without Employee revoking the Agreement; (ii) Employee has returned the original fully executed (signed) Agreement to Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester, Suite 600, Dallas, Texas, or by email to chris.curia@energytransfer.com; (iii) the seven-day revocation period provided for in this Supplemental Release has expired without Employee revoking the Supplemental Release; and (iv) Employee has returned the original fully executed (signed) Supplemental Release to Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester, Suite 600, Dallas, Texas, or by email to chris.curia@energytransfer.com.

Employee represents that Employee has returned to Employer all written and electronic records, communications, reports, and other materials and data, including any copies, and also all other tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to Employer and are in Employee's possession or under Employee's control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Supplemental Release effective as of the Effective Date.

SUNOCO, LP

By:	Sunoco GP, LLC, its general partner

Christopher Curia, EVP & CHRO

Dated:

EMPLOYEE

Clare P. McGrory

Dated:

Please return executed originals of this Supplemental Release by regular mail to Attention: Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester, Suite 600, Dallas, Texas or by email to chris.curia@energytransfer.com